Pacific Life & Annuity Company [700 Newport Center Drive Newport Beach, CA 92660 (800) 748-6907]

INDIVIDUAL RETIREMENT ANNUITY (“IRA”) RIDER
This Rider is a part of the Contract to which it is attached (the Contract) by Pacific Life & Annuity Company (the Company). This Rider expires concurrently with the Contract and is subject to all provisions, definitions, limitations and conditions of the Contract not changed by this Rider.
The Contract is hereby modified as specified below in order to qualify as an Individual Retirement Annuity (IRA) under Code Section 408 (other than a Roth IRA or a SIMPLE IRA, as defined below).
The provisions of this Rider shall control if they are in conflict with those of the Contract.
Pursuant to Section 3 of the federal Defense of Marriage Act (“DOMA”), same-sex marriages currently are not recognized for purposes of federal law. Therefore, the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Internal Revenue Code sections 72(s) and 401(a)(9) are currently NOT available to a same-sex spouse. Same-sex spouses who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax advisor. To the extent that an annuity contract or certificate accords to spouses other rights or benefits that are not affected by DOMA, same-sex spouses remain entitled to such rights or benefits to the same extent as any annuity holder’s spouse.
TABLE OF CONTENTS

Page

Definitions	2
IRA Provisions	4
Tax Qualification Provisions	8

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A. Definitions
Annuitant - The individual named as a measuring life for periodic annuity payments under the Contract.
Annuity Start Date - The first day of the first period for which an amount is received as an annuity under the Contract (taking any Separate Shares into account), as provided in Code Section 72(c)(4) and any Regulations relating thereto. Such date may be a date shown in the Contract Specifications, or the date the Owner has elected most recently under the Contract, if any, for the start of annuity payments if the Annuitant is still living and the Contract is in force; or if earlier, the date that such annuity payments actually begin under the Contract (taking any Separate Shares into account).
Applicable Designation Date - September 30 of the calendar year next following the Owner’s Year of Death, in accordance with Reg. § 1.401(a)(9)-4, Q&A-4.
Applicable Distribution Period - The period used to determine the amount required to be distributed as an RMD during a Distribution Year.
Code - The Internal Revenue Code of 1986, as amended.
Company - Pacific Life & Annuity Company.
Compensation - Wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Code Section 401(c)(2) shall be applied as if the term trade or business for purposes of Code Section 1402 included the service described in Code Section 1402(c)(6). Compensation does not include amounts derived from or received as earnings and profits from property (including, but not limited to, interest and dividends) or amounts not includible in gross income (determined without regard to the military compensation exclusion in Code Section 112). Compensation also does not include any amount received as pension or annuity income or as deferred compensation. Compensation shall include any amount includible in the individual’s gross income under Code Section 71 with respect to a divorce or separation instrument described in Code Section 71(b)(2)(A), and differential wage payments for uniformed service members, as defined in Code Section 3401(h)(2).
Contract or Policy - The attached contract, policy or certificate issued by the Company as an IRA.
Contributions - The Purchase Payments, premiums, rollovers or other contributions received by the Company under the Contract.
Designated Beneficiary or DB - An individual designated or treated as a beneficiary under the Contract for RMD purposes in accordance with the Regulations under Code Section 401(a)(9)(E) and related provisions, e.g., Reg. § 1.401(a)(9)-4. Generally, an individual must be such a beneficiary as of the Owner’s date of death and remain such a beneficiary until the Applicable Designation Date in order to be treated as a Designated Beneficiary.
DB Election Date - The date that is 30 days prior to the DB Required Beginning Date.
DB Required Beginning Date - December 31 of the calendar year next following the Owner’s Year of Death.
Distribution Year - A calendar year for which an RMD is required. The first Distribution Year is the calendar year in which the Owner attains age 70 1/2 (or, where applicable under Reg. § 1.401(a)(9)-5, Q&A-1(b), the calendar year next following the Owner’s Year of Death). Each subsequent calendar year is also a Distribution Year.
IRA - An individual retirement account or individual retirement annuity under Code Section 408.
IRS - Internal Revenue Service.

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Life Expectancy - The life expectancy of one or more individuals as determined by using the appropriate table in Reg. § 1.401(a)(9)-9.
Measuring Designated Beneficiary - The Designated Beneficiary as of the DB Required Beginning Date whose Life Expectancy is used under Reg. § 1.401(a)(9)-4 and § 1.401(a)(9)-5, Q&A-7, to determine any Applicable Distribution Period as of such date. If as of the Applicable Designation Date any trust, estate or other entity is treated under Reg. § 1.401(a)(9)-4, Q&A-3 and Q&A-5, as a beneficiary under the Contract (taking any Separate Shares into account), the Contract shall be deemed to have no Measuring Designated Beneficiary. If as of the Applicable Designation Date the Contract (taking any Separate Shares into account) has more than one Designated Beneficiary (and no entity beneficiary), the Measuring Designated Beneficiary is the Designated Beneficiary with the shortest Life Expectancy as of such date.
Non-Roth IRA - An IRA that is not a Roth IRA.
Notice Date -The day on which the Company receives, in a form satisfactory to the Company, proof of death and instructions satisfactory to the Company regarding payment of death benefit proceeds.
Owner or you - The natural person who is the beneficial owner of the Contract.
Owner’s Election Date - December 1 of the calendar year in which the Owner attains age 70 1/2.
Owner’s Year of Death - The calendar year in which the Owner dies.
Plan - A tax-qualified retirement plan or arrangement, including an IRA.
QDRO - A qualified domestic relations order under Code Section 414(p).
Regulation or Reg. - A regulation issued or proposed pursuant to the Code.
Required Beginning Date - April 1 of the calendar year next following the calendar year in which the Owner reaches age 70 1/2. If distributions hereunder commence prior to such date under an annuity option that provides for distributions that are made in accordance with Reg. § 1.401(a)(9)-6, Q&A-1, then the Annuity Start Date shall be treated as the Required Beginning Date in accordance with Reg. § 1.401(a)(9)-6, Q&A-10.
RMD - Required minimum distribution under Code Section 401(a)(9) or related Code provision.
Roth IRA - An IRA under Code Section 408A.
Separate Share - A separate portion or segregated share of the benefits under the Contract that is determined by an acceptable separate accounting under Reg. § 1.401(a)(9)-8, Q&A-3, or that qualifies as a segregated share for an alternate payee under a QDRO under Reg. § 1.401(a)(9)-8, Q&A-6(b)(1). A Separate Share shall be treated as a separate contract for RMD purposes and Sections B.8 and B.9 below.
SEP - A Simplified Employee Pension form of IRA under Code Section 408(k).
SIMPLE IRA - A SIMPLE IRA under Code Section 408(p).
Spouse - The Owner’s spouse, including a former spouse covered by a QDRO who is treated as the Owner’s spouse pursuant to Reg. § 1.401(a)(9)-8, Q&A-6.
Spouse’s Continuation Election Date - The date that is 30 days prior to the earlier of the Spouse’s Required Beginning Date or December 31 of the fifth calendar year after the Owner’s Year of Death, in accordance with Reg. § 1.401(a)(9)-3, Q&A-4(c).
Spouse’s Required Beginning Date - The later of December 31 of the calendar year next following the Owner’s Year of Death or December 31 of the calendar year in which the deceased Owner would have attained age 70 1/2.

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Spouse’s Year of Death - The calendar year in which the Surviving Spouse dies.
Surviving Spouse - The surviving Spouse of a deceased Owner.
B. IRA Provisions
1.
Annuitant is Owner - The Annuitant shall be at all times the Owner of the Contract (or its beneficial Owner where a fiduciary is its legal Owner). Such individual Owner’s rights under the Contract shall be nonforfeitable, and the Contract shall be for the exclusive benefit of such Owner and his or her beneficiaries.

2.
Benefits Not Transferable - No benefits under the Contract may be transferred, sold, assigned, borrowed, or pledged as collateral for a loan, or as security for the performance of an obligation, or for any other purpose, to any person; except that the Contract may be transferred to a former or separated spouse of the Owner under a divorce or separation instrument described in Code Section 408(d)(6). In the event of such a transfer, the transferee shall be treated for all purposes as the Owner under the Contract.

3.
Contributions for Traditional IRA - Except in the case of a “rollover” Contribution permitted by Code Section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) or 457(e)(16) or a Contribution made in accordance with the terms of a SEP, the Contributions paid under the Contract must be paid in cash, and for any calendar year may not exceed the lesser of the Owner’s Compensation for such year or $5,000. For years after 2008, the $5,000 limit is indexed for cost-of-living adjustments under Code Section 219(b)(5)(D) at $500 increments.

(a)	For an Owner age 50 or older, the $5,000 limit is increased by $1,000.

(b)	However, for any calendar year in which the Owner has attained age 70 1/2 or for any inherited IRA, the total Contribution limit is reduced to zero under Code Section 219(d)(1) or (4).

(c)
Despite any limit on Contributions, an individual may make a repayment of (i) a qualified reservist distribution described in Code Section 72(t)(2)(G) during the 2-year period beginning on the day after the end of the active duty period or (ii) a distribution for a federally declared disaster when authorized.

(d)	The Owner shall have the sole responsibility for determining whether any Contribution satisfies applicable income tax requirements.
4.	SEP Contributions - If the Contract is issued as part of a SEP, Contributions must be made in accordance with the written terms of the SEP and Code Section 408(k), and must be paid in cash.
5.
SIMPLE Plan Prohibitions - No Contribution shall be allowed into the Contract under a SIMPLE IRA Plan established by an employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA Plan shall be allowed into the Contract from a SIMPLE IRA prior to the expiration of the 2-year period beginning on the date the individual Owner first participated in that employer’s SIMPLE IRA Plan.

6.	Flexible Premiums - Any premium or Purchase Payment under the Contract (after the initial payment) is not fixed, but may not be less than any minimum amount stated in the Contract Schedule.
7.
Refunds - Any premium refund declared by the Company under the Contract, other than a refund attributable to an excess Contribution, shall be applied toward the purchase of additional benefits or the payment of future premiums before the close of the calendar year following the calendar year of the refund.

8.
Required Minimum Distributions (RMDs) - The Contract and all benefits, distributions and payments made under it shall comply with and conform to the RMD and incidental death benefit rules in Code Sections 401(a)(9), 408(a)(6) and 408(b)(3) and the Regulations relating thereto, and shall be administered or adjusted accordingly, e.g., pursuant to the Tax Qualification Provisions below. Such rules shall override any benefit, distribution or payment provisions in the Contract that are

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inconsistent with such rules, and the selection of any annuity or other distribution option described in the Contract (or offered by the Company) that does not satisfy the requirements of this Section B.8 or Code Section 401(a)(9) shall not be permitted. Accordingly, except to the extent that RMDs are waived in accordance with Code Section 401(a)(9) (e.g., for 2009):

(a)	The entire interest under the Contract shall be distributed:
(i)	No later than the Required Beginning Date, or

(ii)
By periodic distributions, starting no later than the Required Beginning Date, over the Owner’s life or the lives of the Owner and a Designated Beneficiary (or over a period not extending beyond the Owner’s Life Expectancy or the joint and last survivor Life Expectancy of the Owner and a Designated Beneficiary).

(b)	RMDs shall be made in accordance with the Regulations under Code Sections 401(a)(9) and 408(b)(3) and related Code provisions. Accordingly:
(i)
If the Owner has not elected otherwise in writing to the Company by the Owner’s Election Date to have the Owner’s entire interest distributed under another method available under the Contract (or offered by the Company) that qualifies under Code Section 401(a)(9) (e.g., under Reg. § 1.401(a)(9)-6, Q&A-1(a), or § 1.401(a)(9)-8, Q&A-2), the RMD amount that must be distributed each Distribution Year with respect to the Contract shall be equal to the quotient obtained by dividing the account balance for the Contract (as determined under Reg. § 1.401(a)(9)-6, Q&A-12, and § 1.408-8, Q&A-6, including any adjustment for any rollover, transfer or recharacterization under Reg. § 1.408-8, Q&A-7 or Q&A-8) by the Applicable Distribution Period. For these purposes -

(1)	The Applicable Distribution Period is determined by using the Uniform Lifetime Table in Reg. § 1.401(a)(9)-9, Q&A-2, in accordance with Reg. § 1.401(a)(9)-5, Q&A-4(a), or

(2)
If the Owner’s spouse is treated as the sole Designated Beneficiary for the Contract (taking any Separate Shares into account) for the Distribution Year under Reg. § 1.401(a)(9)-5, Q&A-4(b), the Applicable Distribution Period is the longer of the distribution period under subparagraph (1) immediately above or the joint Life Expectancy of the Owner and such spouse, recalculated annually and based on their attained ages as of their birthdays in such Distribution Year, as reflected in the Joint and Last Survivor Table in Reg. § 1.401(a)(9)-9, Q&A-3.

Such RMD must be distributed no later than the Required Beginning Date for the first Distribution Year, and for each subsequent Distribution Year by December 31 thereof. However, the Owner may arrange to have any portion (or all) of such RMD distributed from another Non-Roth IRA owned by such Owner (rather than from the Contract), in accordance with Reg. § 1.408-8, Q&A-9. If the Owner dies on or after the Required Beginning Date, an RMD is required for the Owner’s Year of Death, determined as if the Owner had lived throughout that year.

(ii)
As of the Owner’s Election Date or at any time thereafter (on 30 days notice to the Company), the Owner may elect in writing to have any portion or all of the undistributed interest under the Contract applied to an annuity option available under the Contract (or offered by the Company) that qualifies under Code Section 401(a)(9) or Reg. § 1.401(a)(9)-6, Q&A-1(a), in accordance with Reg. § 1.401(a)(9)-8, Q&A-2(a)(3). Such an annuity option must make annuity or other periodic payments at intervals no longer than one year, and must satisfy the other requirements of Reg. § 1.401(a)(9)-6, including:

(1)
Life annuity or a joint and survivor annuity. The Owner must be a measuring life under any life annuity elected during the Owner’s lifetime. Any periodic annuity payment to any survivor under a joint and survivor annuity may not exceed the applicable percentage of the annuity payment to the Owner and other limits, as provided in Reg. § 1.401(a)(9)-6, Q&A-2.

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(2)	Life (or joint and survivor) annuity with period certain. The amounts and duration of the annuity payments must satisfy the requirements in Reg. § 1.401(a)(9)-6, Q&A-1(b) and Q&A-2(d).

(3)	Period certain annuity without a life contingency. The period certain may not exceed the maximum period specified in Reg. § 1.401(a)(9)-6, Q&A-3 and Q&A-10(b).

(4)	Annuity payments may not be in increasing amounts, except as allowed by Reg. § 1.401(a)(9)-6, Q&A-1(a) or Q&A-14.
(c)
The Owner or the Owner’s beneficiary, as applicable, shall have the sole responsibility for requesting or arranging for distributions that comply with this Rider and applicable income tax requirements.

9.
RMDs upon Owner’s Death - Upon the Owner’s death, RMDs shall be made under the Contract in accordance with this Section B.9 and Code Section 401(a)(9) (and other Code provisions and Regulations relating thereto). Accordingly, selection of any annuity or other distribution option described in the Contract (or offered by the Company) that does not satisfy the requirements of this Section B.9 or Code Section 401(a)(9) shall not be permitted.

(a)
If the Owner dies before distribution of his or her interest in the Contract has begun in accordance with paragraph 8(a) above, the entire interest shall be distributed by December 31 of the fifth calendar year that follows the Owner’s Year of Death, except to the extent that paragraph 9(c) or (d) below applies.

(b)
If the Owner dies after distribution of the Owner’s interest in the Contract has begun in accordance with paragraph 8(a) above but before the Owner’s entire interest has been distributed, the remaining interest shall be distributed at least as rapidly as under the method of distribution being used immediately prior to the Owner’s death, except to the extent that paragraph 9(c) or (d) below applies. To the extent that the Contract has no annuity payout option in effect and no Measuring Designated Beneficiary as of the Applicable Designation Date (and paragraph 9(c) and (d) do not apply), then the Applicable Distribution Period shall be determined by the Owner’s remaining Life Expectancy, using the Owner’s age as of the Owner’s birthday in the Owner’s Year of Death. For Distribution Years after the Owner’s Year of Death such Applicable Distribution Period is reduced by one year for each calendar year that has elapsed since the Owner’s Year of Death.

(c)	If the Surviving Spouse is the sole Designated Beneficiary under the Contract (taking any Separate Shares into account) as of the Applicable Designation Date, then -
(i)
If no irrevocable written election to the contrary has been filed with the Company by the deceased Owner or the Surviving Spouse prior to the Spouse’s Continuation Election Date, the Contract shall continue in the name of the deceased Owner, and RMDs must begin by the Spouse’s Required Beginning Date and be made in accordance with Section B.8 above. For these purposes, the Applicable Distribution Period for each Distribution Year after the Owner’s Year of Death -

(1)	Is measured by the Surviving Spouse’s remaining Life Expectancy, recalculated annually through the Spouse’s Year of Death, and

(2)
For a Distribution Year after the Spouse’s Year of Death, is measured by the Surviving Spouse’s remaining Life Expectancy as of the Surviving Spouse’s birthday in the Spouse’s Year of Death, reduced by one year for each calendar year that has elapsed since the calendar year next following the Spouse’s Year of Death.

However, if the Owner dies on or after the Required Beginning Date, such Applicable Distribution Period shall not be shorter than the Applicable Distribution Period measured by using the Owner’s remaining Life Expectancy in accordance with paragraph 9(b) above and Reg. § 1.401(a)(9)-5, Q&A-5(a)(1). If the Surviving Spouse dies before the Spouse’s Required Beginning Date for such a continued Contract, then the Surviving Spouse shall be treated as the deceased Owner for purposes of this Section B.9 (except that any surviving spouse of such a deceased Surviving Spouse cannot continue the Contract further under this

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subparagraph (i) as a Surviving Spouse). Any Surviving Spouse may arrange to have any portion (or all) of any RMD that is distributable with respect to such Surviving Spouse’s interest in the Contract distributed from another Non-Roth IRA formerly owned by the deceased Owner for which such Surviving Spouse is also a designated beneficiary (rather than from the Contract), in accordance with Reg. § 1.408-8, Q&A-9.
(ii)
The Surviving Spouse may elect at any time to treat the entire remaining interest in the Contract as an IRA of such Surviving Spouse, if such Surviving Spouse has an unlimited right to withdraw amounts from the Contract and is the sole beneficiary of the Contract, within the meaning of Reg. § 1.408-8, Q&A-5(a). Such an eligible Surviving Spouse shall make such an election by a written request to the Company to redesignate such Surviving Spouse as the Owner and Annuitant of the Contract. Such an eligible Surviving Spouse shall be deemed to have made such an election if either -

(1)	Such Surviving Spouse makes any transfer, rollover or other Contribution of any amount for the benefit of such Surviving Spouse into the Contract, or

(2)
Such Surviving Spouse directs the Company in writing to transfer or rollover any part or all of the assets to which such Surviving Spouse is entitled under the Contract to another IRA owned by such Surviving Spouse or to another Plan for the benefit of such Surviving Spouse, or

(3)
Any RMD that is required to be distributed from the Contract under this Section B.9 or under Code Section 401(a)(9) (e.g., in the case of any amount rolled over or transferred into the Contract from a Plan) is not distributed within the appropriate time.

(iii)
The Surviving Spouse may make an irrevocable election in writing with the Company by the Spouse’s Continuation Election Date to have such Surviving Spouse’s entire interest under the Contract distributed under another method available under the Contract (or offered by the Company) that qualifies under Code Section 401(a)(9), e.g., under Reg. § 1.401(a)(9)-6, Q&A-1(a), or § 1.401(a)(9)-8, Q&A-2. In addition to any optional method that qualifies under the 5-year rule in paragraph 9(a) above, such optional methods include the following:

(1)	Any annuity option that satisfies Reg. § 1.401(a)(9)-5, Q&A-1(e), and provides for periodic distributions that begin no later than the Spouse’s Required Beginning Date, or

(2)
Any other method that provides for periodic distributions that begin no later than the Spouse’s Required Beginning Date and do not extend beyond the Applicable Distribution Period determined in accordance with subparagraph 9(c)(i) above.

(d)
If as of the Applicable Designation Date the Contract (taking any Separate Shares into account) has at least one Designated Beneficiary and no entity (e.g., a trust or estate) is treated under Reg. § 1.401(a)(9)-4, Q&A-3 and Q&A-5, as a beneficiary under the Contract, then -

(i)
To the extent that no irrevocable election to the contrary has been filed with the Company by the deceased Owner or any such Designated Beneficiary by the DB Election Date (and no Surviving Spouse is the sole Designated Beneficiary), then annual distributions of the remaining interest in the Contract must be made over the Applicable Distribution Period starting with the DB Required Beginning Date. In that case, the RMD amount that must be distributed each Distribution Year with respect to the Contract shall be equal to the quotient obtained by dividing the account balance for the Contract (as determined in accordance with subparagraph 8(b)(i) above) by the Applicable Distribution Period. For these purposes -

(1)
The Applicable Distribution Period for the Distribution Year next following the Owner’s Year of Death is determined by the Measuring Designated Beneficiary’s remaining Life Expectancy, using such beneficiary’s age as of such beneficiary’s birthday in such Distribution Year; and

(2)	For a subsequent Distribution Year the Applicable Distribution Period is reduced by one year for each calendar year that has elapsed since the calendar year next following the Owner’s Year of Death.

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However, if the Owner dies on or after the Required Beginning Date, such Applicable Distribution Period shall not be shorter than the Applicable Distribution Period measured by using the Owner’s remaining Life Expectancy in accordance with paragraph 9(b) above and Reg. § 1.401(a)(9)-5, Q&A-5(a)(1). Such RMD amount must be distributed no later than the DB Required Beginning Date, and for each subsequent Distribution Year by December 31 thereof. However, any Designated Beneficiary may arrange to have any portion (or all) of such RMD (that is distributable with respect to such beneficiary’s interest in the Contract) distributed from another Non-Roth IRA formerly owned by such deceased Owner for which such beneficiary is also a designated beneficiary (rather than from the Contract), in accordance with Reg. § 1.408-8, Q&A-9.

(ii)
Any such Designated Beneficiary may make an irrevocable election in writing with the Company by the DB Election Date to have such Designated Beneficiary’s entire interest under the Contract distributed under another method available under the Contract (or offered by the Company) that qualifies under Code Section 401(a)(9), e.g., under Reg. § 1.401(a)(9)-6, Q&A-1(a), or § 1.401(a)(9)-8, Q&A-2. In addition to any optional method that qualifies under the 5-year rule in paragraph 9(a) above, such optional methods include the following:

(1)	Any annuity option that satisfies Reg. § 1.401(a)(9)-5, Q&A-1(e), and provides for periodic distributions that begin no later than the DB Required Beginning Date, or

(2)
Any other method that provides for periodic distributions that begin no later than the DB Required Beginning Date and do not extend beyond the Applicable Distribution Period determined in accordance with subparagraph 9(d)(i) above.

(e)
Any amount payable to a minor child of the Owner shall be treated as if it is payable to the Surviving Spouse to the extent that the remainder of the interest becomes payable to such Spouse when such child reaches the age of majority, in accordance with Reg. § 1.401(a)(9)-6, Q&A-15.

(f)
Unless the Owner has provided to the contrary in writing to the Company (e.g., by selecting a certain annuity option), any beneficiary of any interest under the Contract shall have an unlimited right after the Notice Date, upon 30 days written notice to the Company, to withdraw any portion or all of such interest or to apply any such amount to an annuity option that qualifies under Reg. § 1.401(a)(9)-5, Q&A-1(e).

(g)
If the Owner dies before the entire interest under the Contract has been distributed, no additional cash Contributions or rollover Contributions shall be allowed into the Contract, except where the Surviving Spouse elects (or is deemed to elect) to convert the Contract to be his or her own IRA, as specified above in this Section B.9.

10.	Annual Reports - The Company shall furnish annual calendar year reports concerning the status of the Contract and such information concerning RMDs as is prescribed by the IRS.
C. Tax Qualification Provisions
The Contract as amended by this Rider is intended to qualify as part of a tax-qualified individual retirement arrangement, plan or contract under Code Section 408, and to satisfy the applicable requirements of Code Section 408 and any Regulations relating thereto. To achieve these purposes, the provisions of this Rider and the Contract (including any other rider or endorsement that does not specifically override these tax qualification provisions) are to be interpreted to ensure or maintain such a tax qualification, despite any other provision to the contrary. Any benefits, payments or distributions under the Contract shall be conformed or restricted to, or made in, any amount, time and manner needed to maintain such a tax qualification under the applicable provisions of the Code and Regulations, and the Contract shall be subject to separate accounting (e.g., for undistributed excess Contributions or RMDs, with earnings thereon), subdivision or severance (e.g., into an annuity contract that is subject to Code Section 72(s) provisions) to maintain such a tax qualification (including the favorable tax treatment of the Contract or any distribution thereunder), to the maximum extent possible. The Company reserves the right to amend this Rider or the Contract from time to time to reflect any clarifications that may be needed or are appropriate to maintain such a tax qualification or to conform the Contract to any applicable

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changes in the tax qualification requirements, as provided in the Code or any Regulations or other published IRS guidance relating thereto, without consent (where allowed by law). The Company will send you a copy of any such amendment.
All other terms and conditions of your Contract remain unchanged.
PACIFIC LIFE & ANNUITY COMPANY

[ Chairman and Chief Executive Officer	Secretary ]

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